Exhibit 99.1

NEWS
Anadarko Announces Sale
of Peregrino and Kaskida
HOUSTON, March 4, 2008 — Anadarko Petroleum Corporation (NYSE: APC) today announced the sale of its 50-percent interest in the Peregrino field offshore Brazil and its 25-percent interest in the BP-operated Kaskida Unit in the deepwater Gulf of Mexico to StatoilHydro for cash proceeds of $1.8 billion plus additional consideration valued at $300 million.
     “This transaction is the result of an unsolicited offer from StatoilHydro that enables us to accelerate the value of these longer-term projects while focusing our capital back into our nearer-term captured resource potential,” Anadarko Chairman, President and CEO Jim Hackett said. “With our anticipated double-digit production growth in the Rockies and the inventory of high-impact projects in our development pipeline, we are confident in our ability to achieve our targeted production growth rate of 5 to 9 percent annually — combined with organic reserve growth — over the next five years.
     “We remain committed to our deepwater exploration programs offshore Brazil and in the Gulf of Mexico, along with offshore West Africa and other developing opportunities that will provide significant future growth and supplement the capabilities of the existing development pipeline. In particular, we continue to see Brazil being an important part of our future growth, and we are encouraged by the numerous subsalt exploration opportunities we have identified and will be testing this year,” Hackett added.
     The sale of the Peregrino heavy-oil field includes the company’s interest in the BM-C-7, BM-C-529 and BM-C-530 blocks, located approximately 50 miles off the coast of Rio de Janeiro. Anadarko retains its interest in seven exploration blocks covering approximately one million gross acres in the Campos and Espírito Santo basins offshore Brazil. Anadarko plans to drill up to four deepwater subsalt exploration wells offshore Brazil in 2008.

     The sale of Anadarko’s 25-percent non-operated interest in the Kaskida Unit includes the Kaskida discovery on Keathley Canyon block 292 in 5,860 feet of water, approximately 250 miles southwest of New Orleans, La.
     Closing of the sale is subject to applicable regulatory approvals and other contractual conditions. The proceeds from the transaction will be applied to debt reduction. Jefferies Randall & Dewey and UBS Securities LLC served as Anadarko’s advisors.
Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2007, the company had 2.4 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to successfully close the sale of the assets and achieve the production and reserve growth identified in this news release. See “Risk Factors” in the company’s 2007 Annual Report on Form 10-K and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.
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Anadarko Contacts
Media:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Paula Beasley, paula.beasley@anadarko.com, 832.636.8765
Investors:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Chris Campbell, CFA, chris.campbell@anadarko.com, 832.636.8434